                                                                    EXHIBIT 12.1

                    Standard Pacific Corp. and Subsidiaries
          Ratio of Earnings to Fixed Charges - Continuing Operations

                            (Dollars in thousands)

                                                                          For the Year Ended December 31,
                                                                ---------------------------------------------------
                                                                  1998      1997       1996       1995      1994
                                                                --------- --------- ---------- ---------- ---------
Fixed charges:
   Total Interest Incurred                                      $  29,010  $ 17,026  $16,687    $ 19,200   $19,600
   Interest factor in lease rentals                                   400       400      400         400       400
                                                                ---------  --------  -------    --------   -------
   Fixed Charges                                                $  29,410  $ 17,426  $17,087    $ 19,600   $20,000
                                                                =========  ========  =======    ========   =======

Earnings & Adjustments:
   Income (loss) from continuing operations
     before income taxes                                        $  80,894  $ 41,046  $12,948    $(37,247)  $11,200

   Add (Deduct):
     Noncash charges (1)                                                -         -        -      46,491         -
     Income from unconsolidated joint ventures                     (4,158)   (3,787)  (4,708)     (6,953)   (4,234)
     Cash distributions from unconsolidated joint ventures          4,270     1,197    7,950       6,000         -
     Fixed charges, above                                          29,410    17,426   17,087      19,600    20,000
     Capitalized interest                                         (27,842)  (12,044)  (9,545)    (17,340)  (19,600)
     Amortization of previously capitalized interest               26,399    23,475   16,920      27,638    33,069
                                                                ---------  --------  -------    --------   -------
   Adjusted Earnings                                            $ 108,973  $ 67,313  $40,652    $ 38,189   $40,435
                                                                =========  ========  =======    ========   =======

   Ratio of Earnings to Fixed Charges                                3.71      3.86     2.38        1.95      2.02
                                                                =========  ========  =======    ========   =======

_____________
(1) The $46.5 million noncash charge recorded in 1995 represents a pretax charge to operations for the Company's adoption of Financial Accounting Standards No. 121.